Exhibit 21.01

List of Significant Subsidiaries of the Registrant

Name	State of Incorporation

Arlington Asset Investment Holdings, LLC Arlington Asset TRS Holdings, LLC McLean Mortgage Investment, LLC McLean MSR Investment, LLC McLean SFR Holdings, LLC McLean Solar Investment, LLC	Virginia Delaware Delaware Delaware Delaware Delaware